CONCENTRIC NETWORK CORPORATION
1300 BRISTOL STREET NORTH, SUITE 220, NEWPORT BEACH, CA 92660
CONCENTRIC HOST SERVER SOLUTIONS SERVICE AGREEMENT

This Concentric Host Server Solutions Service Agreement ("Agreement") is made and entered into on this 12 day of 6, 1999 ("Effective Date") by and between Concentric Network Corporation, Inc., a Delaware corporation ("Concentric") and RBID.COM, INC. ("Customer"), a Florida corporation with its principal place of business at 24461 Ridge Route Drive (2nd Floor), Laguna Hills, CA 92653.

The Parties hereto agree as follows:

1.0 SERVICES

Subject to the terms and conditions of this Agreement during the term of this Agreement, Concentric will provide to Customer the goods and services (collectively, the "Services") as described and selected in the applicable Co-location Order Form(s) and/or the Managed Server Order Form(s) (each an "Order Form") attached hereto as Exhibit A.

2.0 PAYMENT AND INVOICES

2.1 Fees. Customer shall pay concentric all fees indicated on the applicable Order Form. These fees and charges may include a one-time set-up charge, as well as certain monthly fees.

2.2 Payment Terms. Billing will begin on the date that CNC notifies Customer that the Service is available to Customer ("Anniversary Date"). Anniversary Date, or availability, is the date regardless of whether Customer is prepared to institute usage of the Service, when all services indicated on the Order Form have been installed, activated, and have been successfully tested. Billing shall reflect all corrected Services on the Order Form, and Customer is obligated to pay CNC for such services. CNC shall invoice Customer monthly for the fees payable under this Agreement, and Customer shall pay CNC such fees no later than 30 days after the invoice date. IF CNC does not receive payment in full for each invoice within 30 days after the invoice date, CNC may add to Customer's account late cxharge of 1.5% per month, or the highest amount allowed by law, whichever is less.

2.3 Taxes. All fees are in United States dollars and exclude any applicable taxes. Customer shall pay, indemnify and hold Concentric harmless from all sales, use, value added or other taxes of any nature, other than taxes on Concentric's net income, including panalties and interest, and all government permit or license fees assesses upon or iwth respect to any fees due under this Agreement (except to the extent Customer provides Concentric with a valid tax exemption certificate). If any applicable foreign law requires Customer to withhold amounts from any payments to Concentric hereunder: (a) Customer shall affect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Concentric with tax receipt evidencing the payments of such amounts; and (b) the sum payable by Customer upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding , a net amount equal to the amount Concentric would have received and retained in the absence of such required deduction or withholding.

3.0 REPRESENTATIONS AND WARRANTIES

3.1  General.  Each  party  represents  and  warrants  that it has the right and authority to enter into this Agreement, and that by entering into this Agreement, it will not violate, conflict with or cause a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien or encumbrance to which it is a party or by which it or any of its property is or may become subject or bound. Each party shall, at its own expense, make obtain, and maintain in force at all times during the term of this Agrement, all applicable filings, registrations, reports licenses, permits and authorizations necessary to perform its obligations under this Agreement.

3.2 Compliance with Laws. Customer represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery and performance of this Agreement. Each party shall, at its own expenses, comply with all laws, regulations and other legal requirements that apply to it and this Agreement, including copyright, privacy and communications decency laws.

3.3 Acceptable Use. Customer is solely responsible for the content of any postings, date or transmissions using the Services, or any any other use of the Services by Customer or by any person or entity Customer permits to access the Services. Customer represents and warrants that it will: (a) not use any Concentric equipment or services in a manner that (I) is prohibited by any law or regulation or concentric policy, or to facilitate the violation of any law or regulation or such policy; or (ii) will disrupt third parties' use or enjoyment of any communications service or outlet; (b) not violate or tamper with the security of any Concentric computer equipment or program; and (C) enter into an agreement with each of its end-users sufficient to comply with the terms herein. If Concentric has reasonable grounds to believe that Customer is utilizing the Services for any such illegal or disruptive purpose Concentric may suspend or terminate Services immediately upon notice to Customer.

3.4 DISCLAIMER. THE WARRANTIES SET FORTH IN THIS SECTION 3 ARE THE ONLY WARRANTIES MADE BY CONCENTRIC. CONCENTRIC MAKES NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ITS SERVICES, ANY RELATED SERVICE OR SOFTWARE, OR THE FITNESS OF THE SPACE FOR CUSTOMER'S USE. CONCENTRIC HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, OR IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE. NO ORAL OR WRITTEN INFORMATION GIVEN BY CONCENTRIC, ITS EMPLOYEES, LICENSORS OR THE LIKE WILL CREATE A WARRANTY.

4.0 LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES, INCLUDING NEGLIGENCE, WILL (A) CONCENTRIC OR ANYONE ELSE INVOLVED IN ADMINISTERING, DISTRIBUTING OR PROVIDING THE SERVICES, OR (B) WITH REGARD TO THIRD-PARTY SOFTWARE, THE APPLICABLE LICENSOR, BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM THE USE OR INABILITY TO USE

THE SERVICES, OR, IF APPLICABLE, THE THIRD-PARTY SOFTWARE, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR LOST PROFITS, OR DAMAGES THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES OR EMAIL, ERRORS, DEFECTS, VIRUSES, DELAYS IN OPERATION OR TRANSMISSION, FAILURE OF PERFORMANCE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO CONCENTRIC'S RECORDS, PROGRAMS OR SERVICES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH
DAMAGES. IN THE EVENT OF ANY BREACH BY CONCENTRIC OF THIS AGREEMENT, CONCENTRIC'S LIABILITY TO CUSTOMER WILL NOT EXCEED THE AMOUNT PAID TO CONCENTRIC BY CUSTOMER DURING THE PREVIOUS TWELVE MONTHS. IN THE EVENT OF ANY BREACH BY THE THIRD-PARTY LICENSOR OF THIS AGREEMENT, SUCH LICENSOR'S LIABILITY TO CUSTOEMR WILL NOT EXCEED THE AMOUNT PAID FOR SUCH THIRD-PARTY SOFTWARE.

5.0 CONFIDENTIAL INFORMATION

5.1 Definition. For purposes of this Agreement "Confidential Information" shall mean information indcluding, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information marked "Confidential", or if disclosed verbally, is identified as confidential at the time of disclosure. In addition to the foregoing, with respect to Third-Party Software (as defined below), Confidential Information shall also include any source or object codes, technical data, data output of such software, Documentation (as defined below), or correspendence owned by the applicable Licensor. Confidential Information excludes information that of the receiving party; (ii) was rightfully known or becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party; (iii) is idependently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; (iv) is approved by the disclosing party for disclosure without restriction in a wirtten docuemnt which is signed by a fuly authorized officer of such disclosing party; and (v) the receiving party is legally compelled to disclose; provided, however, that prior to any such compelled disclosure, the receiving party will (a) assert the privileged and confidential nature of the Confidential Informqtion against the third party seeking disclosure and (b) cooperate fully with the disclosing party in protecting against any such discosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such sprotection against disclosure is not obtained, the receiving party will be entitled to disclose the Confidential Information, but only asl, and to the extent, necessary to legally comply with compelled disclosure.

5.2 Nondisclosure. Until the later of three (3) years from the Effective Date, or the expiration of the then current term as set forth on the Order From [sic], each party agrees to maintain all Confidential Information in confidence to the same extent that it protects its own similar Confidential Information, but in no event less than reasonable care, and to use such Confidential Informaiton only as permitted under this Agreement; in addition, with respect to the Confidential Information of the Third-Party Software Licensor, Customer agrees that it shall not use or disclose such information at an time either during the term or after the termination of this

Agreement, except as required by law. Each party agrees to take all ressonable precautions to prevent any unauthorized disclosure or use of Confidential Informaiton including, without limitation disclosing Confidential Information only to its employees: (a) with a need to know to further permitted uses of such information; (b) who are parties to apppropriate agreements sufficient to comply with this Section 5; and (c) who are informed of the nondisclosure/nonuse obligations imposed by this Section 5; and both parties shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations.

5.3 Terms of Agreement Confidential. Subject to Section 7.1, each of the parties agrees not to disclose to any third party the terms of this Agreement hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonable ensure the confidentiality thereof, or to the extent required by law.

5.4 Injunctive Relief. In the event of an actual or threatened breach of the above confidentiality provisions, the nonbreaching party will have no adqequate remedy at law and will be entitled to immediate injunctive and other equitable relief, withoutbond and without the necessity of showing actual money damages.

6.0 TERM AND TERMINATION\

6.1 Term. This Agreement will commence on the Effective Date and continue for the term elected by Customer as set forth on the Order Form which will begin on the Anniversary Date. The initial term of any Order Form placed pursuant to this Agreement for either Co-location or Managed

Server Services shall be a minimum of one (1) year. Absent written notice by either party thirty (30) days prior to the end of the initial term or any successive renewal terms, this Agreement will automatically renew for successive one (1) year terms under the prices then in effect for the Services.

6.2 Termination. A party may terminate this Agreement upon written notice to the other party:

(a) For any material breach of this Agreement, which the defaulting party fails to cure within thirty (30) days following written notice by the non-defaulting party of such breach; or

(b) Upon the other party's insolvency or liquidation as a result of which such party ceases to do business for a continuous period of at least three (3) months.

6.3 Effect of Termination. Customer shall comply with all applicable procedures related to equipment removal upon termination. The obligations of Sections 3, 4, 5, 6.3 and 9 will survive any expiration or earlier termination of this Agreement. In the event of any expiration or earlier termination of this Agreement, Customer will (a) if applicable, immediately stop using the Third-Party Software, and in the applicabvle Licensor's sole discretion, return or destroy all copies of the Third-Party Software, Documentation (each as defined below) and data output of such software; and (b) be obligated to pay to Concentric fees and other charges incurred prior to termination. In addition, if Customer fails to pay any invoice(s) for forty-five (45) days or more from the date of this oivoice, Customer shall be denied access to the Space (as defined below) until such time as the invoice(s) has been paid in full. Upon cancellation Concentric reserves the right to retain customer-woned equipment until all amounts due and payable to Concentric have been settled. Finally, within ten (10) dayus after the termination of this Agreement, if requested, Customer shall return to the disclosing party all originals and copies of all Confidential Information which has been fixed in any tangible medium of expression. If return of digital copies is impractical, Customer may destroy the digital copies and send the disclosing party written certification of such destruction.

7.0 MARKETING AND PROMOTION

7.1 Press Release. The parties may agree to cooperate to prepare and release a joint press release rgarding this Agreement, subject to the approval of each party, which must not be unreasonably withheld or delayed.

8.0 FACILITIES

8.1 The folowing terms and conditions will apply only if Customer has filed a Co-Location Order Form:

(a) License to Occupy. For purposes of this Agreement, "Sapce" means the Concentric facilities where Customer's hardware and software are stored and operated. Concentric grants to Customer a non-exclusive license to occupy the Space. Customer acknowledges that it has been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space.

(b) Servides. Cocentric will provide Customer with the services ("Services") as specified in the Order Form (i.e., "Remote Hands").

(c) Exclusions.  Services shall not include services for problems arising out of
(i) modification, alteration or addition or attempted modification, alteration or addition of hardware undertaken by persons other than Concentric or Concentric's authorized representatives, or (ii) hardware supplied by Customer.

(d) Material and Changes. Customer shall comply with all applicable rules and regulations, including equipment installation or de-installation, and alteration of the Space. Customer shall not make any changes or material alterations to the interior or exterior portions of the Space, including any cabling or power supplies for its hardware. Customer agrees not to erect any signs or devices to the exterior portion of the Space.

(e) Damage. Customer agrees to reimburse Concentric for all reasonable repair or restoration costs associated with damage or destruction caused by Customer's personnel, Customer's agents, Customer's suppliers/contractors, or Customer's visitors during the term or as a consequence of Customer's removal of its hardware or property installed in the Space.

(f) Insurance. Custoemr shall maintain, at Customer's expense, Insurance covering equipment and personal property owned or leased byCustomer and used or stored on Concentric's premises. Customer shall also maintain insurance covering the equipment or property owned or leased by Customer against loss or physical damage. If so requested, Customer will provide CNC written evidence of insurance coverage consistent with the requirements of this subsection.

(g) Customer Duties. Customer shall document and promptly report all errors or malfunctions fo the hardware to Concentric. Concentric shall take all steps necessary to carry out procedures for the rectification of errors or malfunctions within a reasonable time. Customer shall maintain a current backup copy of all programs and dates. Customer shall properly train its personnel in the use of the hardware.

(h) Third-Party Software. For purposes of this Agreement, "Third-Party Software" means those products indicated as such on the Order Form. If Customer purchases any Third-Party Software, Customer hereby agrees to be bound by the following terms and conditions, and further agrees to enter into all applicable agreements, if any, which such third-party requires of Concentric.

(i) Customer is granted a non-exclusive, nontransferable right to install and use the Third-Party Software in object code form only, accompanying documentation ("Documentation"), and data output of such software solely for Customer's internal use. Such license is not transferable or assignable by Customer, in whole or in part, whether voluntarily or bymerger, consolidation or sale, or otherwise by operation of law. Customer may make one backup copy of the Third-Party Software for archival purposes only.

ii. Title to the Third-Party Software shall be retained by the applicable Licensor of such software. No right, title, or interest in the Third-Party Software or Documentation is granted or conveyed to Customer by implication or otherwise.

iii. Customer acknowledges that the applicable Licensor can only control such Licensor's servers and therefore such Licensor cannot guarantee delivery of all data output registered by Customer in any given time period.

iv. Except for any backup archival copies permitted herein, Customer may not, and shall not allow other to, copy, modify, translate, disassemble, decompile, reverse engineer or create derivative wroks of the Third-Party Software, Documentation or data output of such software,

v. Customer shall not disclose the results of any benchmark costs of the Third-Party Software or data output of such software to any third party; provide third parties access to the Third-Party Software, Documentation or data output, sublicense, rent, lease, barter, sell, or otherwise distribute the Third-Party Software, Documentation or other data output; or use any technical information in any way related to or acquired by use of the Third-Party Software for the prospective economic advantage of any third-party. Notwithstanding the foregoing, Customer may publish and disseminate summaries of the data output performed and transmitted by the Third-Party Software provided that Customer attributes the applicable Licensor as the source of the data output or information on which such summaries are based.

vi. CUSTOMER HEREBY ACCEPTS THE SOFTWARE AND DATA "AS IS" WITH NO EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE APLICABLE LICENSOR NEITHER ASSUMES, NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT, ANY

OTHER LIABILITY IN CONNECTION WITH THE SOFTWARE, DATA, OR ANY OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING OUT OF THE DELIVERY, INSTALLATION, SUPPORT OR USE OF THE SOFTWARE, INFORMATION OR DATA. SUCH LICENSOR DIES NOT WARRANT THE RESULTS OF ANY PROGRAM OR SERVICE OR THAT ANY ERRORS IN THE SOFTWARE WILL BE CORRECTED, OR THAT THE SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS OR EXPECTATIONS. SUCH LICENSOR CANNOT GUARANTEE AND DOES NOT
WARRANT THE ACCURACY OF THE DATA DELIVERED TO CUSTOMER OR THAT DATA IS TRANSMITTED TO CUSTOMER WITHOUT INTERRUPTION OR DELAY.

Customer asserts and acknowledges that prior to execution of this Agreement, Customer had sufficient opportunityt o evaluate the Third-Party Software, Documentation, and data output delivery of such software to become familiar with their performance and operation.

8.2 The following terms and conditions will apply only if Customer has filled out Managed Server Order Form.

(a) Services. Concentric will provide Customer with the services as specified in the Order Form.

(b) Service Level Agreement. Concentric agrees that its Managed Server downtime will not exceed 4.33 minutes per day, or 30.3 minutes per week,or 130 minutes per month. If in any calendar month, Customer's server is down for more than 130 minutes (exclusive of (i) scheduled maintenance windows and (ii) customer enabled faults), Concentric will credit to Customer's account twenty-five perent (25%) of each month's Managed Server fee, as set forth in the Order Form.

8.3 Regulations. Customer shall comply with all applicable operational rules and regulations, while on Concentric's premises and while under Concentric escort. Concentric may, in its sole discretion, limit Customer's access to a reasonable number of authorized Customer employees or designee. Customer shall not interfere with any other customers of Concentric, or such other customers' use of Concentric's facilities.

8.4 Assumption of Risk. Customer hereby assumes any and all risks associated with Customer, its agents (including contractors and sub-contractors) or employees' use of the space and shall indemnify, defend and hold harmless Concentric from any and all claims, liabilities, judgments, causes of action, damages, costs, and expenses (including reasonable attorneys' and experts' fees), caused by or arising in connection with such use.

9.0 GENERAL PROVISIONS

9.1 Assignment. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Notwithstanding the above, Customer may not assign its rights or obligations under this Agreement without the prior written consent of Concentric. Any assignment in violation of this Section shall be null and void.

9.2  Independent  Contractors.  The parties will have the status of  independent

9.2 Independent Contractors. The parties will have the status of independent contractors and nothing in this Agreement should be deemed to place the parties in the relationship of employer- emploee, principal-agent, or partners in a joint venture.

9.3 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, should in no way be construed to be a present or future waiver of such provisions, nor in any way affect ther right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or or requirement.

9.4 Severability. If any provision of this Agreement is helf by a court of competent jurisdiction ot be invalid, illegal, or unenforceable under present or future laws, such provision will be struck from the Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

9.5 Monitoring of Content. Concentric, at its sole discretion, may elect to electronically monitor the Concentric network and may disclose any content or records concerning Customer's account as necessary to satisfy any law, regulation, or other governmental requirestor to properly operate the Concentric network and protect any of its customers. Customer acknowledges and expressly agrees that Concentric will not be liable to Customer or its customers for any action Concentric takes to remove or restrict access to obscene, indecent or offensive content made available by Customer, nor for any action taken to restrict access to material made available in violation of any law, regulation or rights of a third party, including but not limited to, rights under the copyright law and prohibitions on libel, slander and invasion of privacy.

9.6 Indemnity. Customer shall indenmify, defend and hold harmless Concentric, and/or, if applicable, the Licensor of the Third-Party Software, from any and all dmaages, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) incurred (a) by Concentric as a result of any threatened or actual suit against Concentric arising out of or in connection with:  (i)  information  or content  provided,  accesses  or made  available  by
Customer on Concentric's network; and (ii) Customer's gross negligence or deliberate wrongdoing in performance under this Agreement and (b) by the applicable Third-Party Software Licensor as a result of any threatened or actual suit against such Licensor arising from Customer's use, summarization, ordissemination of any data output of such software, including, without limitation, trade libel and slander.

9.7 Force Majeure. Either party will be excused from any delay or failure to perform any obligation unmder this Agreement if such failure is caused by the occurrence of any event beyond the reasonable control of such party, including but not limited to, acts of God, earthquake, labor disputes and strikes, riots or war. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

9.8 Governing Law. This Agreement will be deemed to have been made in the State of claifornia, and the provisions and conditions of this Agreement will be governed by and interpreted in accordance with the laws of the State of California, without regard to conflict of laws principles thereof.

9.9 Arbitration. Anyu dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, will be finally settled by binding arbitration in San Jose, California under the Rules of Arbitration of the American Arbitration Association by an aribtrator appointed in accordance with those rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for equitable relief without breach of this arbitration provision.

9.10 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral with respect to the subject matter hereof. No modification of this Agreement shll be binding upon the parties hereto unless evidenced in writing duly signed by authorized representatives of the respective parties hereto.

9.11 Notices. Any required notices hereunder shall be given in writing via electronic mail and by certified mail or overnight express delivery service (such as DHL) at the address of each party avove or as indicated on the applicable Order Form, or to such other address as either party may from time to dime substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

Customer and Concentric's authorized representatives have read the foregoing and all documents incorporated therein and agree and accept such terms.

CUSTOMER REPRESENTATIVE                  CONCENTRIC NETWORK CORPORATION
By: /s/Peter Ferras                      By
-------------------                      --
Print Name: Peter Ferras                 Print Name:
(Authorized Signature)                   (Authorized Signature)
Title: President/CEO                     Title:



                                 June 11, 1999

Concentric Network                                           Prepared for:
Jason Stein                                                  Jim Ferras
1300 Bristol Street North                                    RBID
Suite 220                                                    (949) 470-4576
Newport Beach, CA 92660                                      (310) 779-9268
(800) 711-8030, ext 274
(949) 250-7265

One time/Non-Recurring Costs
                                                                                                          Sales
Qty.     Part #                     Description                        Price/Unit        Subtotal         Tax

1                 Managed Server Set Up Fee                            $650.00           $650.00

                  Deluxe  Concentric  Host Managed  Server
                  Dual  Pentium  II/512 cache, 450 MHZ=ASUS BX
                  256 MB DIMM (to 512 cache) PC-100-SDRAM
                  Hard Disk:  9.1 GB IBM,  Ulta SCSI 3
                  32-Bit PCI Graphics  Card w/1MB DRAM
                  Ethernet  10/100 MB
                  50 GB monthly data transfer
                  8" rack space  included
                  5 business  day set up time upon  payment receipt
                  NT or Unix operating  system
                  6 IP addresses
                  Unlimited email to the limitations of the server
                   itself
                  Services: Remote Hands  100 and 200
                  Bandwidth  utilization  Reports
                  Pushing a button
                  Power Cycling  (turning on and off equipment)
                  Securing Cabling to Connections
                  Observing,  describing, or reporting on indicator
                   lights  or  display   information on  machines
                   or consoles
                  Typing   commands  on  a  keyboard   console
                  Cable organization, ties or labeling
                  File Server Back-up

Subtotal (without sales tax)                                                            $650.00
Calif. Sales Tax (7.75%)
Non-Recurring Costs Total*                                                              $650.00
                                    Monthly Charges



Qty.     Part#             Description                                          Price/Unit       Total       Sales Tax
1                 Deluxe Managed Server (Rented Server w/50 GB)                                  $950.00
1                 Mail Server (10 GB of Transfer/mo.)                                            $260.00
                  Remote hands 100 and 200 Services included

Subtotal                                                                                       $1,210.00
Calif. Sales Tax (7.75%)
Recurring Costs Total*                                                                          $1,210.00 x 3mos.
                                                                                               =$4,280.00
Comments:
         12 month agreement
*Subject to Terms and Conditions of Service afrement [sic]
Signature     /s/ signature illegible
